PURCHASE AGREEMENT

BY THIS PURCHASE AGREEMENT (“Agreement”)

Effective as of the 15th day of March, 2012 (the “Effective Date”),

by and between GeoXplor Corp., a Nevada corporation, whose address is 3655 West Anthem Way, Anthem, Arizona 85086 (“GeoXplor”),

and

First Liberty Power Corp.,  a Nevada corporation whose address is 7251 West Lake Mead Blvd #300, Las Vegas, NV  89128 (“First Liberty”).

GeoXplor, in consideration of the agreements set forth herein, has granted certain rights to First Liberty under the following terms and conditions:

1.           Grant; Definitions

a.
Exploration License – GeoXplor hereby grants to First Liberty an exclusive license to enter upon the "Properties" together with the right to conduct "Mineral Exploration" during the four (4) year evaluation and due diligence term.

b.	Definitions - The words and phrases used in this Agreement shall have the following meanings:

(1)           The "Properties" shall include those certain unpatented placer mining claims situated in Esmeralda County, Nevada, more particularly described in Exhibit B and Exhibit C attached hereto.

(2)           "Mineral Exploration and Development Testing" shall include those activities that First Liberty, in its sole judgment and discretion, may deem advisable for the purpose of ascertaining any facts relating to the occurrence, nature and extent of lithium carbonate and related lithium compounds or mineralization in and under the Properties and the metallurgical and physical properties of such minerals; including, but not limited to, surface trenching, excavations, geophysical and geochemical surveys, drilling, the sinking of shafts for bulk sampling, and further including the right to use the surface for access, to place and use facilities on the surface and to use water and other surface resources that may be useful or convenient in connection with such activities.  Mineral Exploration and Development Testing shall specifically include such testing as may be required for filings with any applicable stock exchange.

(3)           “Shares” means fully paid and non-assessable common shares in the capital of First Liberty, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

(4)           “Dollar(s)” or “$” shall mean currency of the United States.

c.
Transfer of Title – Upon First Liberty’s completion of its obligations under subsection a and b of Section 2 and subsection f of Section 4, GeoXplor shall transfer title of the Properties to First Liberty subject to (1) First Liberty’s concurrent transfer to GeoXplor of a royalty on the production of lithium carbonate from the Properties and (2) a further agreement to pay an additional bonus as specified in subsection c of Section 2 of this Agreement.

2.           Consideration to GeoXplor

a.
Cash Payments - First Liberty shall pay GeoXplor in consideration of the grant of the exploration license and other rights granted under this Agreement a total of $725,000, according to the following schedule:

                        (1)   Twenty-Five Thousand Dollars ($25,000.00) within 5 days of the execution of this agreement;

(2)           One-hundred Thousand Dollars ($100,000.00) to GeoXplor on or before December 31, 2012;

(3)           Two-hundred Thousand Dollars ($200,000.00) to GeoXplor on or before December 31, 2013;

(4)           Two-hundred Thousand Dollars ($200,000.00) to GeoXplor on or before December 31, 2014;

(5)           Two-hundred Thousand Dollars ($200,000.00) to GeoXplor on or before December 31, 2015;

b.
Stock Issuance – As additional consideration, the Purchase Price shall include the issuance of 2,000,000 Shares, subject to such conditions as may be imposed by the rules and regulations of the United States Securities and Exchange Commission, as follows:

(1)           Five-hundred Thousand (500,000) Shares to GeoXplor on or before December 31, 2012;

(2)           Five-hundred Thousand (500,000) Shares to GeoXplor on or before December 31, 2013;

(3)           Five-hundred Thousand (500,000) Shares to GeoXplor on or before December 31, 2014;

(4)           Five-hundred Thousand (500,000) Shares to GeoXplor on or before December 31, 2015;

c.           Conditions for Transfer of Title and Subsequent Limitations –

(1)           At such time as the First Liberty has completed the payments and stock transfers specified in subsections a and b of this Section 2, and has completed the expenditures for Work specified in subsection f of Section 4, the Properties shall be transferred to First Liberty by Quitclaim Deed.

(2)           Concurrently with the transfer of title to First Liberty, First Liberty shall convey to GeoXplor a “Net Value Royalty” on production of lithium carbonate and other lithium minerals from the Properties measured by five percent (5%) of the gross proceeds received by the First Liberty from the sale or other disposition of lithium carbonate or other lithium compounds less (i) transportation of the product from the place of treatment to the purchaser, (ii) all handling and insurance charges associated with the transportation, and (iii) any taxes associated with the sale or disposition of the product (excluding any income taxes of First Liberty). First Liberty shall have the further right to purchase up to four percent (4%) of the Net Value Royalty, in whole percentage points, for One Million Dollars ($1,000,000) for each one percent (1%).

(3)           If First Liberty, its assignee or a joint venture including First Liberty, (i) delivers to its Board of Directors or applicable other management a feasibility study recommending mining of lithium carbonate or other lithium compound from the Properties and such Board of management authorizes implementation of a mining plan, or (ii) sells, options, assigns, disposes or otherwise alienates all or a portion of its interest in the Properties, First Liberty shall pay GeoXplor an additional bonus of Five Hundred Thousand Dollars ($500,000) in cash or Shares of First Liberty.  The election to obtain cash or shares of First Liberty shall be at the sole election of GeoXplor.

d.
Method of Making Payments - All payments required under this Agreement may be mailed or delivered to GeoXplor's address or to any single depository as GeoXplor may instruct.  Upon making payment to the authorized agent or depository, First Liberty shall be relieved of any responsibility for the distribution of such payment to GeoXplor.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

3.           Inspection

Both GeoXplor or First Liberty (or their respective agents), may enter upon the Properties or processing facilities to inspect the same at such times and upon such notice to the other party as shall not unreasonably or unnecessarily hinder or interrupt the operations of First Liberty.  At such time as a royalty is conveyed to GeoXplor, the royalty document shall include a right of inspection of the Properties and the books and records used for the calculation of royalty and the right to audit on an annual basis.

4.           Obligations of First Liberty

a.
Conduct of Operations – All work performed on the Properties by First Liberty pursuant its rights under this Agreement or by GeoXplor pursuant to its activities as the operator to implement Work authorized by First Liberty, shall be done in a good and workmanlike manner and in compliance with all state or federal laws and regulations governing such operations.

b.
Protection from Liens – First Liberty shall pay all expenses incurred or authorized by it in its activities on the Properties and shall allow no liens arising from any act of First Liberty to remain upon the Properties; provided, however, that First Liberty shall not be required to remove any such lien as long as First Liberty is contesting in good faith the validity or amount thereof.

c.
Indemnity – First Liberty shall indemnify GeoXplor against and hold GeoXplor harmless from any suit, claim, judgment or demand whatsoever arising out of negligence on the part of First Liberty in the exercise of any of its rights pursuant to this Agreement, provided that if GeoXplor or any person or instrumentality acting on GeoXplor's behalf shall have been a contributing cause to the event giving rise to such suit, claim, demand or judgment, First Liberty 's obligation to indemnify GeoXplor shall not exceed First Liberty 's liability under the laws applicable to the event giving rise to such suit, claim, demand or judgment.  Likewise, GeoXplor shall similarly indemnify First Liberty from claims arising out of its negligence in the conduct of its activities as operator to implement Work authorized by First Liberty.

d.
Payment of Taxes – First Liberty shall pay all taxes levied against the Properties and any improvements on the Properties.  First Liberty shall have the right to contest, in the courts or otherwise, the validity or amount of any taxes or assessments, before it shall be required to pay the same.  If this Agreement is terminated or otherwise expires, any taxes that are First Liberty's responsibility shall be prorated for the calendar year of expiration or termination as of the date First Liberty has removed its equipment, facilities and improvements from the Properties.

e.
Maintenance – First Liberty shall timely pay and make the appropriate record of the payment of the claim maintenance fee or any other fee required under state or federal law to maintain the unpatented mining claims included within the Properties for each assessment year during which this Agreement continues in force beyond July 1 of the applicable assessment year.

f.         Work Commitment – First Liberty shall expend not less than One Million Five-Hundred Thousand Dollars ($1,500,000) in Mineral Exploration and Development Testing ("Work").  The Work shall be scheduled according to the following schedule:

(1)           One Hundred Thousand Dollars ($100,000.00) within four months of the Effective Date of this Agreement, being July 15, 2012;

(2)           Four-hundred Thousand Dollars ($400,000.00) on or before December 31, 2012;

(3)           Five-hundred Thousand Dollars ($500,000.00) on or before December 31, 2013;

(4)           Five-hundred Thousand Dollars ($500,000.00) on or before December 31, 2014;

The nature, place and conduct of such Work shall be at the sole discretion of First Liberty and the amount of the expenditures shall be determined by the direct cost to First Liberty of Work performed.  GeoXplor shall undertake to perform such Work as directed by First Liberty under Work plans provided to GeoXplor on a periodic or as needed basis.  First Liberty’s performance of Work shall otherwise conform to the Work plan and shall conform to industry standards.  Any expenditure in excess of the amount required for any annual period shall be applicable against expenditures required for the succeeding year or years.

5.  Title Matters

a.
Representations and Warranties Related to the Properties – GeoXplor represents and warrants to First Liberty that:  (1) the unpatented mining claims constituting the Properties have been located and appropriate record made thereof in compliance with the laws of the United States and the laws of the State of Nevada, (2) the claim maintenance fees have been paid for the year beginning on September 1 prior to the effective date of this Agreement and appropriate record made thereof; (3) there is no claim of adverse mineral rights affecting the Properties, (4) subject to the paramount interest of the United States, GeoXplor controls the full undivided possessory title to the Properties, and (5) except as specified in Exhibit A, GeoXplor's possessory right to the Properties is free and clear of all liens and encumbrances.

b.
Joint Representations – First Liberty and GeoXplor jointly represent and warrant that each company: (1) have the full right, power and capacity to enter into this Agreement upon the terms set forth herein, (2) is incorporated, organized and in good standing under the laws of the state of its incorporation and is qualified to do business and is in good standing in the State of Nevada; (3) has obtained all necessary corporate and shareholder approvals and no further action on the part of its directors or shareholders is necessary or desirable to make this Agreement valid and binding; and (4) neither the execution and delivery of this Agreement nor any of the agreement referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with any agreement to which it is a party and by which it is currently bound.

c.
Title Documents; Data – Upon written request of First Liberty at any time during the term hereof, GeoXplor shall promptly deliver to First Liberty copies of all title documents affecting the Properties that GeoXplor has in its possession.  If GeoXplor is in possession or knows the whereabouts of technical data concerning the mineral estate of the Properties, GeoXplor shall, at First Liberty's expense, furnish copies of such materials to First Liberty or notify First Liberty of the location of such information.

d.
Title Defects, Defense and Protection – First Liberty has, during its initial due diligence examination of the Properties prior to the Effective Date, examined and approved GeoXplor’s title to the Properties.  If title to any of the validly held Properties is contested or questioned by any person, entity or governmental agency GeoXplor and First Liberty shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.  In that event, all costs of such action shall be paid by First Liberty and shall be a credit toward the Work obligations of subsection f of Section 4.  If title to any of the Properties is contested or questioned by any person, entity or governmental agency, as a result of GeoXplor having improperly obtained or maintained the Properties, GeoXplor and First Liberty shall undertake such actions as may be required to perfect, defend or initiate litigation to protect such title.  In that event, all costs of such action shall be paid by GeoXplor.

e.
Amendment and Relocation of Mining Claims – First Liberty shall have the right, upon prior consultation with GeoXplor, to amend or relocate the unpatented claims which are subject to this Agreement.  The location notices of any such amended or related claims shall be approved by GeoXplor.

f.
Change of Law – If the law of the United States concerning acquisition of mineral rights on federally managed lands is repealed, amended, or new legislation is enacted, First Liberty shall have the right, at its expense, to take whatever action it deems appropriate to preserve a right to explore for, develop, and mine minerals from the Properties.  If First Liberty elects to take any action under the terms of this subsection, it shall first notify GeoXplor in writing setting forth the nature of the proposed action and an explanation thereof.  GeoXplor agrees to cooperate with First Liberty and execute whatever documents are deemed necessary by First Liberty to accomplish such action.  Nothing in this subsection shall impose any obligation upon First Liberty to take any action, or diminish the right of GeoXplor to take action it deems appropriate; provided, however, that if GeoXplor chooses to take any action, it will first inform First Liberty of the nature of such contemplated action.

g.
General – Nothing herein contained and no notice or action which may be taken under this Section 5 shall limit or detract from First Liberty’s right to terminate this Agreement in the manner hereinafter provided.

6.           Prior Agreements

This Agreement is replacement of all prior agreements pertaining to those claims identified in Exhibit B (Lida Valley), specifically the Purchase Agreement dated effective December 24, 2009 between GeoXplor Corp. and First Liberty and the Letter of Agreement dated effective December 15, 2011, between GeoXplor and First Liberty, which obligations and rights are terminated as of the effective date of this Agreement, and replaced with the obligations and rights herein.

7.           Termination; Removal of Properties; Data

a.
Termination by GeoXplor – If First Liberty defaults in the performance of its obligations specified in this Agreement, GeoXplor shall give First Liberty written notice specifying the default.  If the default is not cured within thirty (30) days after First Liberty has received the notice, or if First Liberty has not within that time begun action to cure the default and does not thereafter diligently prosecute such action to completion, GeoXplor may terminate this Agreement by delivering to First Liberty written notice of such termination.  GeoXplor's right to terminate this Agreement shall be its sole remedy for any failure to make payments required under Section 2.  If First Liberty in good faith disputes the existence of a default, First Liberty shall initiate appropriate action in a court of competent jurisdiction within the 30-day period and the time to cure shall run from the date of a final determination that a default exists.  GeoXplor shall have no right to terminate this Agreement except as set forth in this subsection a of Section 6.

b.	Termination by First Liberty – First Liberty shall have the right to terminate this Agreement at any time by written notice from First Liberty to GeoXplor.

c.
Termination of GeoXplor as Operator – If GeoXplor defaults in the performance of its duties and obligations to perform plans for the performance of Work as specified in subsection f of Section 4 of this Agreement, First Liberty shall give GeoXplor written notice specifying the default and the same provisions specified in subsection a of this Section 6 shall apply.  If the default is not cured, or other appropriate action taken, GeoXplor’s designation as operator shall terminate.  The termination of GeoXplor as operator shall not release the First Liberty from its obligation to complete the expenditures of Work required under subsection f of Section 4.

d.
Effect of Termination – From and after the date of termination of this Agreement by either party, all right, title and interest of the parties under this Agreement shall terminate, and neither party shall be required to make further payments or perform any further obligations hereunder concerning the Properties, except payments and obligations, the commitment to pay or the due dates for the payment or performance of which occur prior to the termination date.

e.
Removal of Properties – Upon any termination or expiration of this Agreement, First Liberty shall have a period of three (3) months from and after the effective date of termination within which it may elect to remove from the Properties all of its machinery, buildings, structures, facilities, equipment and other Properties of every nature and description erected, placed or situated thereon, except supports placed in shafts, drifts or openings in the Properties.  Failure of First Liberty to so remove the same shall constitute abandonment by First Liberty to GeoXplor of the same; provided, however, that First Liberty may still be required to remove such Properties upon notice from GeoXplor at any time during the three-month period and thirty (30) days thereafter.

f.
Delivery of Data – If this Agreement is terminated, upon written request given by GeoXplor within thirty (30) days of said termination, First Liberty shall, within a reasonable time, furnish GeoXplor copies of all available noninterpretive exploration, development and mining data pertaining to the Properties prepared by or for First Liberty.

g.
Relinquishment of Record - If this Agreement is terminated or otherwise expires, First Liberty shall provide GeoXplor with a recordable document sufficient to provide notice that First Liberty no longer asserts rights to the Properties under this Agreement.

8.           Share Matters

GeoXplor represents and warrants to First Liberty that it is an “accredited” investor as that term is defined in Rule 501 of Regulation D promulgated under the United States Securities Act of 1933, as amended, and acknowledges and agrees that the Shares will be issued in accordance with all applicable securities laws and will be subject to hold periods and restrictions on resale in accordance with applicable securities laws and it is GeoXplor’s responsibility to determine what those hold periods and restrictions are before selling or otherwise transferring any Shares.

9.           Notices

Any notice or communication required or permitted hereunder shall be effective when personally delivered or deposited, postage prepaid, certified or registered, in the United States mail to the addresses specified above.  Either party may, by notice to the other given as aforesaid, change its mailing address for future notices.

10.           Confidentiality

Each of the parties agrees that all information obtained under the terms of this Agreement will not be publicly disclosed or used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction or with prior written consent of the other party, such consent not to be unreasonably withheld.

11.           Binding Effect; Assignment

This Agreement shall not be assigned by First Liberty except to a wholly owned subsidiary, in which case the First Liberty shall guarantee the performance of the assignee.  GeoXplor may assign all or any portion of its right to the royalty provided hereunder.

12.           Force Majeure

If First Liberty is delayed or interrupted in or prevented from exercising its rights or performing its obligations, as herein provided, by reasons of "force majeure," then, and in all such cases, First Liberty shall be excused, without liability, from performance of its obligations set forth in this Agreement (except as to obligations to pay money as set forth in Sections 2 and 4), but the provisions shall again come into full force and effect upon the termination of the period of delay, prevention, disability or condition.  "Force majeure" includes all disabilities arising from causes beyond the reasonable control of First Liberty; including, without limitation, acts of God, accidents, fires, damages to facilities, labor troubles, unavailability of fuels, supplies and equipment, orders or requirements of courts or government agencies, or the inability to obtain environmental clearance or operating permits that may be required by governmental authorities.  If a condition of force majeure is declared, the due dates for any performance (excluding time for payment of monies) hereunder shall be extended for the period of the disability.

13.           Memorandum

The parties to this Agreement agree to execute and record a Memorandum of this Agreement in a form sufficient to constitute record notice to third parties of the rights granted hereunder, which may be recorded in the official records of Esmeralda County, Nevada.

14.           Construction

a.	Governing Law - This Agreement shall be construed by the internal laws but not the laws of conflict of the State of Nevada.

b.	Headings - The headings used in this Agreement are for convenience only and shall not be deemed to be a part of this Agreement for purposes of construction.

c.
Entire Agreement - All of the agreements and understandings of the parties with reference to the Properties are embodied in this Agreement, and this Agreement supersedes all prior agreements or understandings between the parties.

d.
No Implied Covenants – It is expressly agreed that no implied covenant or condition whatsoever shall be read into this Agreement relating to any time frame as the measure of diligence for any operations of First Liberty hereunder.

15.           Further Assurances

The parties agree to perform all acts and execute all documents that may be necessary to carry out the spirit and intent of this Agreement.

SIGNED, effective as of the date recited above.

GEOXPLOR CORP                                                                           FIRST LIBERTY POWER CORP.

By:              By:

Date:                   Date:

Exhibit A
(Royalty Provisions)

If the Properties are conveyed to First Liberty Power Corp. (“First Liberty”), under the terms of the foregoing Purchase Agreement, First Liberty shall convey to GeoXplor Corp. (“GeoXplor”), a “Royalty” on the Net Value of lithium carbonate or other lithium compounds or products (“Minerals”), as defined in the foregoing Agreement, which Royalty conveyance shall include the following terms and conditions:

1.           Payment of Royalty

a.	Frequency of Payment of Royalty. Royalty shall be due and payable within thirty (30) business days after the sale proceeds are received from any purchaser of Mineral produced from the Properties.

b.
Method of Making Payments.  All payments required hereunder may be mailed or delivered to any single depository as GeoXplor may instruct.  If the party paying the Royalty (the “Payor”) makes a payment or payments on account of the Royalty in accordance with the provision of this Exhibit A, it will have no further responsibility for distribution of the Royalty.  All charges of the agent, trustee or depository will be borne solely by the party (ies) receiving payments of Royalty.  The delivery or the deposit in the mail of any payment hereunder on or before the due date thereof shall be deemed timely payment hereunder.

2.           Records and Reports

a.
Records, Inspection and Audit. Within one hundred and forth (140) days following the end of each calendar year, commencing with the year in which the Properties (or any portion thereof) is brought into commercial production (not inclusive of any bulk sampling programs or pilot plant or test operations), the Payor shall deliver to GeoXplor a statement of the Royalty paid for said calendar year.  GeoXplor (or its designated agent) shall have the right within a period of ninety (90) days from receipt of such statement to inspect the Payor’s books and records relating thereto and to conduct an independent audit of such books and records at its own cost and expense.

b.
Objections.  If GeoXplor does not request an inspection of the Payor’s books and records during the ninety (90) day period referred to in the preceding paragraph, all payments of Royalty for the annual period will be considered final and in full satisfaction of all obligations of the Payor with respect thereto.  If GeoXplor elects to question any calculation of Royalty, GeoXplor shall deliver to the Payor a written notice (the “Objection Notice”) within ninety (90) days after receipt by GeoXplor of the final statement.  If such audit determines that there has been a deficiency or an excess in the payment made to GeoXplor, such deficiency or excess will be resolved by adjusting the next payment or due hereunder.  GeoXplor will pay all the costs and expenses of such audit unless a deficiency of five percent (5%) or more

Exhibit A (continued)
(Royalty Provisions)

 of the amount due is determined to exist.  The Payor will pay the costs and expenses of such audit if a deficiency of five percent (5%) or more of the amount due is determined to exist.  All books and records used and kept by the Payor to calculate the Royalty due hereunder will be kept in accordance with generally accepted accounting principles.

c.
Evidence of Maintenance of the Claims.  The Payor shall deliver to GeoXplor, not later than the date two weeks prior to the date for the payment of annual claim maintenance fees for the Properties, evidence that the fee has been timely paid.

3.           Inurement

The Royalty shall run with the land and be binding on all subsequent owners of the Properties, including any amendments, relocations, patents of the same or additional or alternative rights to mine as may be acquired for the same land included within the Properties as a result of any changes in the mineral laws of the United States.

4.           Assignments by GeoXplor

GeoXplor may transfer, pledge, mortgage, charge or otherwise encumber all or any part of its rights, title and interest in and to its Royalty; provided, however, that the Payor shall be under no obligation to make its payments hereunder to such assignee, transferee, pledge or other third party until the Payor’s receipt of notice concerning the assignment or transfer.

Exhibit B
(LVW Placer Claims, Esmeralda County, NV)

Claim Name	Number	NMC Number	Book	Page
SV	1	1008430	279	1
SV	3	1008432	279	5
SV	4	1008433	279	7
SV	5	1008434	279	9
SV	7	1008436	279	13
SV	10	1008439	279	19
SV	11	1008440	279	21
SV	12	1008441	279	23
SV	13	1008442	279	25
SV	14	1008443	279	27
SV	15	1008444	279	29
SV	16	1008445	279	31
SV	17	1008446	279	33
SV	18	1008447	279	35
SV	19	1008448	279	37
SV	21	1008450	279	41
SV	22	1008451	279	43
SV	23	1008452	279	45
SV	24	1008453	279	47
SV	25	1008454	279	49
SV	26	1008455	279	51
SV	27	1008456	279	53
SV	28	1008457	279	55
SV	29	1008458	279	57
SV	30	1008459	279	59
SV	31	1008460	279	61
SV	32	1008461	279	63
SV	33	1008462	279	65
SV	34	1008463	279	67
SV	35	1008464	279	69
SV	36	1008465	279	71
SV	37	1008466	279	73
SV	38	1008467	279	75
SV	39	1008468	279	77
SV	40	1008469	279	79
SV	41	1008470	279	81
SV	42	1008471	279	83
SV	43	1008472	279	85
SV	45	1008474	279	89
SV	so	1008479	279	91
SV	54	1008483	279	99
SV	56	1008485	279	103
SV	57	1008486	279	105
SV	58	1008487	279	107

Exhibit B (continued)
(LVW Placer Claims, Esmeralda County, NV)

Claim Name	Number	NMC Number	Book	Page
SV	59	1008488	279	109
SV	60	1008489	279	111
SV	61	1008490	279	113
SV	62	1008491	279	115
SV	63	1008492	279	117
SV	64	1008493	279	119
SV	65	1008494	279	121
SV	66	1008495	279	123
SV	67	1008496	279	125
SV	68	1008497	279	127
SV	69	1008498	279	129
SV	70	1008499	279	131
SV	71	1008500	279	133
SV	72	1008501	279	135
SV	73	1008502	279	137
SV	74	1008503	279	139
SV	80	1020340	290	249
SV	81	1020341	290	250
SV	83	1020343	290	252
SV	84	1020344	290	253
SV	85	1020345	290	254
SV	86	1020346	290	255
SV	87	1020347	290	256
SV	88	1020348	290	257
SV	89	1020349	290	258
SV	90	1020350	290	259

Exhibit C
(Smokey Valley Placer Claims, Esmeralda County, NV)

Claim Name	Number	NMC Number	Book	Page
LVW	1	1012555	285	132
LVW	2	1012556	285	148
LVW	6	1012479	285	156
LVW	7	1012480	285	158
LVW	8	1012481	285	160
LVW	9	1012482	285	162
LVW	11	1012484	285	166
LVW	14	1012487	285	134
LVW	15	1012488	285	136
LVW	16	1012489	285	172
LVW	18	1012491	285	176
LVW	19	1012492	285	178
LVW	21	1012494	285	182
LVW	25	1012498	285	188
LVW	26	1012499	285	190
LVW	28	1012501	285	192
LVW	29	1012503	285	138
LVW	30	1012503	285	140
LVW	31	1012504	285	198
LVW	33	1012506	285	200
LVW	34	1012507	285	202
LVW	36	1012509	285	204
LVW	37	1012510	285	210
LVW	38	1012511	285	212
LVW	39	1012512	285	214
LVW	42	1012515	285	220
LVW	43	1012516	285	222
LVW	44	1012517	285	224
LVW	45	1012518	285	226
LVW	46	1012519	285	228
LVW	48	1012521	285	142
LVW	51	1012524	285	144
LVW	52	1012525	285	234
LVW	53	1012526	285	238
LVW	54	1012527	285	240
LVW	55	1012528	285	242
LVW	56	1012529	285	244
LVW	57	1012530	285	246
LVW	61	1012533	285	254
LVW	62	1012535	285	256
LVW	63	1012536	285	258
LVW	64	1012537	285	260
LVW	65	1012538	285	262
LVW	66	1012539	285	264

Exhibit C - continued
(Smokey Valley Placer Claims, Esmeralda County, NV)

Claim Name	Number	NMC Number	Book	Page
LVW	67	1012540	285	266
LVW	68	1012541	285	268
LVW	69	1012542	285	270
LVW	71	1012544	285	272
LVW	72	1012545	285	274
LVW	73	1012546	285	276
LVW	74	1012547	285	278
LVW	75	1012548	285	280
LVW	76	1012549	285	282
LVW	77	1012550	285	284
LVW	78	1012551	285	286
LVW	79	1012552	285	288
LVW	80	1012553	285	290
LVW	81	1012554	285	292